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                                                                    Exhibit 99.1

[Reynolds & Reynolds Logo]                                             NEWS
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Reynolds and Reynolds Responds to Moody's Debt Rating Action

COMPANY'S INVESTMENT GRADE CREDIT RATING CONTINUES


DAYTON, OHIO, MARCH 12, 2004 - The Reynolds and Reynolds Company (NYSE: REY) today responded to Moody's lowering of the company's senior unsecured debt rating to Baa2 from Baa1 and negative ratings outlook.

"Reynolds and Reynolds continues to hold an investment grade credit rating and strong cash flows from operations," said Dale Medford, executive vice president and chief financial officer. "The rating change will result in slightly higher borrowing costs but will not restrict our access to the capital markets or result in any other change to our existing loan agreements."

About Reynolds and Reynolds
Reynolds and Reynolds ( www.reyrey.com ) is the leading provider of integrated solutions that help automotive retailers manage change and improve their profitability. Serving the automotive retailing industry since 1927, Reynolds enables OEMs and retailers to work together to build the lifetime value of their customers. The company's award-winning product, service and training solutions include a full range of retail and enterprise management systems, Web and Customer Relationship Management solutions, learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves more than 20,000 customers. They comprise nearly 90 percent of the automotive retailers and virtually all OEMs doing business in North America. The Reynolds International Division serves automotive retailers and OEMs through Incadea GmbH and its partner network as well as a worldwide consulting practice.


Contacts:
---------
John Shave (Investors)
john_shave@reyrey.com
937.485.1633

Mark Feighery (media)
Mark_feighery@reyrey.com
937.485.8107

Paul Guthrie (media)
Paul_guthrie@reyrey.com
937.485.8104

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